[Letterhead of HSBC Mortgage Corporation (USA)]

REPORT ON COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

PURSUANT TO ITEM 1122 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

1.

HSBC Mortgage Corporation (USA) (the "Company") is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB of the Securities and Exchange Commission, as of and for the 12-month period ending December 31, 2008 (the "Reporting Period"), as set forth in the column titled "Applicable Servicing Criteria" in Appendix A hereto. The transactions covered by this report include asset-backed securities transactions (for which the Company acted as servicer) involving residential mortgage loans (the "Platform");

2.

The Company has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the "Vendors"), to perform specific, limited or scripted activities, and the Company elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors' activities as set forth in the sub-column titled "Performed by Vendor(s) for which Company is the Responsible Party" in Appendix A hereto as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06). The Company has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the requirements to apply Interpretation 17.06 for the vendors and related criteria;

3.

Except as set forth in paragraph 4 below, the Company used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB to assess compliance with the Applicable Servicing Criteria as of December 31, 2008 and for the Reporting Period with respect to the Platform taken as a whole;

4.

The criteria listed in the column titled "Inapplicable Servicing Criteria" in Appendix A hereto are inapplicable to the Company based on the activities it performs, directly or through its Vendors, with respect to the Platform;

5.	The Company has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2008 and for the Reporting Period with respect to the Platform taken as a whole;

6.

The Company has not identified and is not aware of any material instance of noncompliance by the Vendors with the Applicable Servicing Criteria as of December 31, 2008 and for the Reporting Period with respect to the Platform taken as a whole;

7.

The Company has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the Applicable Servicing Criteria as of December 31, 2008 and for the Reporting Period with respect to the Platform taken as a whole; and,

8.	KPMG LLP, an independent registered public accounting firm, has issued an attestation report on the Company's assessment of compliance with the Applicable Servicing Criteria for the Reporting Period.

IN WITNESS WHEREOF, I have signed this report on behalf of the Company this 27th day of February 2009.

By: /s/ Michael T. Stilb
Name: Michael T. Stilb
Title: Senior Vice President

HSBC Mortgage Corporation (USA)

2929 Walden Avenue, Depew, NY 14043

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria*
Reference	Criteria	Performed directly by Company	Performed by Vendor(s) for which Company is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Company is NOT the Responsible Party	Not Performed by Company or by subservicer(s) or vendor(s) retained by Company
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.				Not applicable
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in
effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

X
Cash Collection and Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the
appropriate custodial bank accounts and related bank
clearing accounts no more than two business days of
receipt, or such other number of days specified in the transaction agreements.

X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

X
1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

X
1122(d)(2)(v)

Each custodial account is maintained at a federally
insured depository institution as set forth in the
transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k 1(b)(1) under the Securities Exchange Act of 1934, as amended.

X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X - 1
1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

X

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria*
Reference	Criteria	Performed directly by Company	Performed by Vendor(s) for which Company is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Company is NOT the Responsible Party	Not Performed by Company or by subservicer(s) or vendor(s) retained by Company
Investor Remittances and Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

		X - 2			X - 2
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer's investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

		X-3	X-3
1122(d)(4)(v)	The servicer's records regarding the pool assets agree with the servicer's records with respect to an obligor's unpaid principal balance.	X
1122(d)(4)(vi)

Changes with respect to the terms or status of an
obligor's pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

X
1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

X

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria*
Reference	Criteria	Performed directly by Company	Performed by Vendor(s) for which Company is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Company is NOT the Responsible Party	Not Performed by Company or by subservicer(s) or vendor(s) retained by Company
1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent home equity loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

		X-4	X-4
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such
as escrow accounts): (A) such funds are analyzed, in
accordance with the obligor's pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

		X		X-5 X-6
1122(d)(4)(xii)

Any late payment penalties in connection with any
ayment to be made on behalf of an obligor are paid
from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.

		X		X-5 X-6
1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.

		X		X-5
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.				Not applicable

* Check only criteria which Company neither performs nor takes responsibility for the performance by a Vendor.

1 – Company asserts in whole to this criterion as Company utilizes safety paper blank check stock and has no unissued checks.

2 – For (A), (B) and (D), the Company assertion to this criterion is only for the functions of a Servicer clearly identified in the transaction documents. (C) is not applicable to the Company.

3 – A portion of the Company's payments are processed by its affiliate.

4 – A portion of the Company's early stage collection calls (less than 90 days) are initiated by its affiliate.

5 – Property tax payments on behalf of obligors are made by First American Real Estate Tax Service LLC. The Company does not take responsibility for the performance by First American Real Estate Tax Service LLC. See separate Certification attached.

6 – Property insurance payments on behalf of obligors are made by American Security Insurance Company and Standard Guaranty Insurance Company (affiliates of Assurant, Inc.). The Company does not take responsibility for the performance by American Security Insurance Company and Standard Guaranty Insurance Company. See separate Certification attached.